SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 7, 2012

    SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

Does Not Apply
(Former name or former address, if changed since last report)

Item 5.02.   Appointment of Gilbert A. Fuller as a New Director.

On December 7, 2012, the Board of Directors of Security National Financial Corporation (the “Company”) appointed Gilbert A. Fuller to serve as a director of the Company.  Mr. Fuller will serve as a director until the next annual meeting of the stockholders and until a respective successor is duly elected and qualified.

From 1996 until his retirement in 2008, Mr. Fuller served as Executive Vice President and Chief Financial Officer of USANA Health Sciences, Inc., a multinational manufacturer and direct seller of nutritional supplements.  Since 2008, Mr. Fuller has served as a member of the Board of Directors of USANA Health Sciences, Inc.  From 1994 to 1996, Mr. Fuller was a consultant and Executive Vice President of Winder Dairy, a regional dairy operation.

Mr. Fuller served as Chief Administration Officer and Treasurer from 1991 to 1994 of Melaleuca, Inc., an international network marketing company that manufactured and sold personal care, nutritional and home cleaning products.  From 1984 to 1991, he was Vice President and Treasurer of Norton Company, a manufacturer of abrasive and ceramic industrial and commercial products.  From 1980 to 1984, Mr. Fuller was Vice President of Finance of Christensen, Inc., a manufacturer of oilfield equipment used in the exploration for oil and gas reserves.

Mr. Fuller holds an M.B.A. degree in Finance from the University of Utah and a B.S. degree in Accounting also from the University of Utah.  Mr. Fuller’s financial and accounting expertise and his years of financial, accounting and business experience in public and private companies, including USANA Health Services, Inc., which is listed on the New York Stock Exchange, where he served as an executive officer and continues to serve as a director, led the Board of Directors to conclude that he should serve as a director of the Company.

Item 8.01.  Approval of Stock Dividend.

Also on December 7, 2012, the Company’s Board of Directors approved a 5% stock dividend on all the Company’s issued and outstanding shares of Class A and Class C common stock.  Only holders of record of Class A and Class C common stock at the close of business on January 11, 2013 will be entitled to receive the stock dividend.

On February 1, 2013, the Company will issue the stock dividend to the holders of the shares of Class A and Class C common stock as of the record date.  This is the 22nd consecutive year that the Company’s Board of Directors has approved the issuance of a 5% stock dividend to its stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant )

Date: December 11, 2012	By: /s/ Scott M. Quist
Scott M. Quist, Chairman, President and
Chief Executive Officer